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                                                                  EXHIBIT 3.1(3)

                           CERTIFICATE OF DESIGNATION
                           OF SERIES B PREFERRED STOCK
                              OF CERUS CORPORATION


        The undersigned, Stephen T. Isaacs, hereby certifies that:

        1. He is the duly elected and acting President of CERUS CORPORATION, a Delaware corporation (the "Company"). The date of filing of the Amended and Restated Certificate of Incorporation (the "Certificate") was February 7, 1997.

        2. The Board of Directors of the Company adopted the following recitals and resolutions as required by Section 151 of the General Company Law of the State of Delaware by unanimous written consent dated ______________, 1998:

                WHEREAS, the Certificate provides for a class of shares known as Preferred Stock, issuable from time to time in one or more series; and

                WHEREAS, the Board of Directors of the Company is authorized by Section A of Article IV of the Certificate and, pursuant to its authority as aforesaid, desires to fix the terms of the second series of said Preferred Stock, the number of shares constituting said series and the designation of said series.

                NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors deems it advisable to adopt, and hereby adopts, the following Certificate of Designation of Preferences of Series B___ Preferred Stock of the Company:

               SECTION 1. DESIGNATION. _______________ (_________) shares of
Preferred Stock, $0.001 par value, are designated "Series B___ Preferred Stock" with the powers, preferences, rights, qualifications, limitations and restrictions specified herein (the "Series B___ Preferred"). The Series B___ Preferred Stock is further designated as a sub-series of Series B Preferred Stock.

               SECTION 2. VOTING RIGHTS. The holders of shares of Series B___ Preferred shall not have any voting rights, except as provided in Section 2,
Section 3(c)(1)(C), Section 3(c)(2) hereof, and as required under the General Corporation Law of Delaware. Without first obtaining the affirmative vote or written consent of the holders of at least a majority of the outstanding shares of each series of Preferred Stock that is designated as a sub-series of Series B Preferred Stock, voting together as a separate class, the Company shall not authorize or issue shares of any class or series of stock, or reclassify any class or series of stock, including without limitation, the Company's Common Stock, into shares having preference or priority over the Series B Preferred as to voting, liquidation preference or conversion rights.

               SECTION 3. LIQUIDATION RIGHTS.

                      (a) Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, before any payment or distribution of assets of the Company (whether capital or surplus) shall be made to or set aside for the holders of Common Stock,


                                       1.


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Series A Preferred Stock, or any other class or series of stock ranking junior to the Series B Preferred with respect to liquidation preference, the holders of Series B___ Preferred shall be entitled to be paid out of the assets of the Company an amount per share of Series B___ Preferred equal to the "Original Issue Price." The Original Issue Price of the Series B___ Preferred shall be ____________________ Dollars ($__________). If, upon any liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment in full under this Section 3(a) to all holders of Series B___ Preferred, then such assets shall be distributed among the holders of Series B___ Preferred at the time outstanding, ratably in proportion to the full stated amounts to which they would otherwise be respectively entitled under this
Section 3(a).

                      (b) The following events shall be considered a liquidation, dissolution or winding up under this Section 3:

                           (1) any consolidation or merger of the Company with
or into any other corporation or other entity or person in which the Company is not the surviving entity, or any other consolidation, merger, corporate reorganization or other transaction or series of transactions pursuant to which the holders of the outstanding voting securities of the Company immediately prior to such consolidation, merger, reorganization or other transaction or series of transactions fail to hold equity securities representing a majority of the voting power of the surviving entity immediately following such consolidation, merger or reorganization or any transaction or series of related transactions; or

                           (2) a sale, lease or other disposition of all or
substantially all of the assets of the Company.

                      (c) Any securities to be delivered to the holders of the Series B Preferred pursuant to a transaction treated as a liquidation shall be valued as follows:

                           (1) Securities not subject to investment letter or
other similar restrictions on free marketability:

                                (a) If traded on a national securities exchange
or the National Market System of the National Association of Securities Dealers, Inc. (the "NMS"), the value shall be deemed to be the average of the security's closing prices on such exchange or the NMS over the thirty (30) day period ending three (3) days prior to the closing;

                                (b) If traded over-the-counter (but not on the
NMS), the value shall be deemed to be the average of the mean of the closing bid and ask prices over the thirty (30) day period ending three (3) days prior to the closing; or

                                (c) If there is no active public market, the
value shall be the fair market value thereof, as mutually determined by the Board of Directors of the Company and the holders of a majority of the outstanding Series B Preferred, voting together as a single class.

                           (2) The method of valuation of securities subject to
investment letter or other restrictions on free marketability shall be to make an appropriate discount from the


                                       2.


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market value determined as above in Sections 3(c)(1)(A), (B) or (C) to reflect the approximate fair market value thereof, as mutually determined by the Board of Directors of the Company and the holders of not less than a majority of the outstanding Series B Preferred, voting together as a single class.

               SECTION 4. REDEMPTION.

                      (a) The Company may elect to redeem all, but not less than all, of the outstanding Series B___ Preferred at the Original Issue Price at any time, from funds legally available for redemption. Without limiting the foregoing, the Company shall have the right to redeem the outstanding Series B___ Preferred within _____________ (___) days after receipt of a Conversion Notice (as defined below). Any redemption pursuant to this Section 4(b) shall be for all shares of Series B___ Preferred then outstanding. In the event the Company desires to redeem the Series B___ Preferred pursuant to this subsection
(b), the Company shall send a notice to the Series B___ Preferred holder stating that the Series B___ Preferred shall be redeemed pursuant to this subsection
(b); provided that, if such notice is in response to a Conversion Notice, the notice must be sent within ______________ (_____) days of receipt of the Conversion Notice. The amount to be paid for the Series B___ Preferred being redeemed shall be referred to as the "Redemption Price."

                      (b) Within five (5) days after receipt of a redemption notice from the Company pursuant to Section 4(a) above, the Series B___ Preferred holders shall surrender all Series B___ Preferred share certificates at the principal executive office of the Company, and thereupon the Redemption Price shall be payable, in cash to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. If the Company does not have sufficient funds legally available to redeem all shares to be redeemed pursuant to this Section 4, then it shall use those funds which are legally available to redeem the maximum possible number of such shares pro rata among the holders of the Series B ___ Preferred Stock. At any time thereafter when funds of the Company are legally available for the redemption of shares of Series B___ Preferred, such funds will immediately be used to redeem the balance of the shares which the Company has become obligated to redeem pursuant to this Section 4 but which it has not redeemed.

               SECTION 5. CONVERSION RIGHTS. The following provisions shall apply with respect to the conversion of the Series B___ Preferred into shares of Common Stock:

                      (a) OPTIONAL CONVERSION.

                           (1) At any time after the one-year anniversary of the
date of issuance of the Series B___ Preferred, each share of Series B___ Preferred may, at the option of the holder, be converted at any time into that number of fully paid and nonassessable shares of Common Stock equal to the Original Issue Price divided by the Conversion Price (as defined below), subject to the Company's right to redeem the Series B___ Preferred pursuant to Section 4(a) above. The conversion price for the Series B ___Preferred shall initially be equal to the Original Issue Price divided by 100 (the "Conversion Price"). Such initial Conversion Price shall be adjusted from time to time in accordance with this Section 5. All references to the Conversion Price herein shall mean the Conversion Price as so adjusted.


                                       3.


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                           (2) Notwithstanding anything contained in this
Section 5 to the contrary, the Series B___ Preferred shall not convert, and no shares of Common Stock shall be issued by the Company thereby, unless and until the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), have been complied with, and any waiting period under the HSR Act applicable to the conversion of the Series B___ Preferred has expired or been terminated and any approvals required thereunder have been obtained.

                           (3) Before any holder of Series B___ Preferred shall
be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the principal executive office of the Company or its transfer agent for such stock, and shall give written notice to the corporation at such office that such holder elects to convert the Series B Preferred and shall state therein the name or names in which the holder wishes the certificate or certificates for shares of Common Stock to be issued (the "Conversion Notice"). The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B ___ Preferred at the holder's address as set forth on the Company's records, or such other address as the holder shall have furnished to the Company in writing, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series B ___ Preferred to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.


                           (4) Notwithstanding anything contained in this
Section 5 to the contrary, in the event that the approval of the Company's stockholders is required pursuant to Rule 4460(i) of the Nasdaq Stock Market prior to the issuance of any of the shares of Common Stock issuable upon conversion of the Series B Preferred, the Company shall obtain such approval by the conversion date under Section 5(a)(1) hereof. In the event such approval is not obtained, the Company shall, in accordance with Section 4 hereof, redeem any shares of Series B Preferred that would be convertible into shares of Common Stock in excess of the limitation specified in Rule 4460(i).


                      (b) ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Company shall at any time or from time to time after the date that the first share of Series B ___ Preferred is issued (the "Original Issue Date") fix a record date for the effectuation of a split or subdivision of the outstanding Common Stock, the Conversion Price for the Series B ___ Preferred in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares, the Conversion Price for the Series B ___ Preferred in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 5(b) shall become effective at the close of business on the date the split, subdivision or combination becomes effective.

                      (c) ADJUSTMENT FOR COMMON STOCK DIVIDENDS AND DISTRIBUTIONS. If the Company at any time or from time to time after the Original Issue Date makes, or fixes a


                                       4.


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record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Conversion Price for the Series B ___ Preferred that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 5(c) to reflect the actual payment of such dividend or distribution or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock.

                      (d) ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. If the Company at any time or from time to time after the Original Issue Date makes or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Company other than shares of Common Stock, in each such event for purposes of this subsection 5(d), provision shall be made so that the holders of the Series B ___ Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Company which they would have received had their Series B ___ Preferred been converted into Common Stock as of the record date fixed for the determination of the holders of Common Stock of the Company entitled to receive such distribution and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Series B ___ Preferred or with respect to such other securities by their terms.

                      (e) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series B ___ Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 5 or in Section 3), in any such event each holder of Series B ___ Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series B ___ Preferred could have been converted immediately prior to or as of such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Series B ___ Preferred after such recapitalization, reclassification or change to the end that the provisions of this


                                       5.


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Section 5 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Series B ___ Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

                      (f) REORGANIZATIONS. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 5 or in Section 3), as a part of such capital reorganization, provision shall be made so that the holders of the Series B ___ Preferred shall thereafter be entitled to receive upon conversion of the Series B ___ Preferred the number of shares of stock or other securities or property of the Company or otherwise to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Series B ___ Preferred after the capital reorganization to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Series B ___ Preferred) shall be applicable after that event and be as nearly equivalent as practicable.


                      (g) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of Series B___ Preferred and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. The Company shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

                      (h) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock or its treasury shares, solely for the purpose of effecting the conversion of the shares of the Series B___ Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B___ Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B___ Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                      (i) NOTICES. Any notice required by the provisions of this
Section 5 to be given to the holders of shares of the Series B___ Preferred shall be deemed given upon the earlier of actual receipt or seventy-two (72) hours after the same has been deposited in the United States mail, by certified or registered mail, return receipt requested, and addressed to each holder of record at the address of such holder appearing on the books of the Company.

                      (j) PAYMENT OF TAXES. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series B___ Preferred, excluding any tax or other charge imposed in connection with any transfer involved in


                                       6.


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the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series B___ Preferred so converted were registered.


                      (k) NO DILUTION OR IMPAIRMENT. The Company shall not amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred against dilution or other impairment.

               SECTION 6. NOTICES OF RECORD. Upon any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or upon any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any transfer of all or substantially all the assets of the Company to any other person, or any voluntary or involuntary dissolution, liquidation or winding up of the Company, or any shareholders' meeting to approve the terms thereof, the Company shall mail to each holder of Series B___ Preferred at least twenty (20) days prior to the record date specified therein a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (ii) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and the date of the shareholders meeting to approve the terms thereof, if applicable, (iii) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up, and (iv) the material terms thereof.

               SECTION 7. NO REISSUANCE OF SERIES B ___ PREFERRED STOCK. No share or shares of Series B___ Preferred acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued.

               SECTION 8. RESTRICTION ON TRANSFER. Neither the shares of Series B ___ Preferred nor any right to receive redemption payments shall be assigned, transferred, hypothecated or otherwise alienated by the holder thereof without the prior written consent of the Company, except (i) in connection with, and to the transferee of, all or substantially all of the business and assets of such holder, or (ii) to a direct or indirect wholly owned subsidiary of Baxter International Inc. Any such attempted action shall be null and void. The foregoing restriction shall not apply to any Common Stock issued on conversion of the Series B ___ Preferred.

               RESOLVED FURTHER, that the President, the Chief Financial Officer or the Secretary be, and each of them hereby is, authorized to execute, verify and file, for and on behalf of the Company, the Certificate of Designation of Preferences with the Delaware Secretary of State in accordance with the General Company Law of the State of Delaware.


                                       7.


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               RESOLVED FURTHER, that the officers of the Company be, and each of them hereby is, authorized and directed in the name and on behalf of the Company and under its corporate seal if appropriate, to execute and deliver all agreements and instruments, effect all filings and qualifications, and take all further action which is necessary or appropriate to carry out the foregoing resolutions.

        3. The authorized number of shares of Preferred Stock of this Company is five million (5,000,000), of which 5,000 shares designated as Series A Preferred Stock are issued and outstanding.


                                       8.


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        IN WITNESS WHEREOF, this Company has caused this Certificate to be signed by its duly authorized officer this _____ day of ____________________, 1998.

                                       CERUS CORPORATION



                                       By:
                                            -------------------------------
                                            Stephen T. Isaacs
                                            President


                           CERTIFICATE OF DESIGNATION
                              SERIES B___ PREFERRED